Filed Pursuant to Rule 433

Registration No. 333-228364-10

**PRICING DETAILS** $1.4+bln Santander Drive Auto Receivables Trust (SDART) 2020-2

Joint Leads: Wells Fargo (struc), Barclays, Deutsche Bank, J.P. Morgan

Co-Managers: BNP Paribas, Santander, Soc Gen

CL	$AMT(MM)	WAL	MDY/FITCH	L.FIN	BENCH	SPREAD	CPN%	YLD%	$PRICE
A-1	192.00	0.14	P-1/F-1+	7/15/21	IntL	+3	0.24105%	0.24105%	$100.00000
A-2-A	344.20	0.65	Aaa/AAA	5/15/23	EDSF	+35	0.62%	0.622%	$ 99.99923
A-2-B	75.00	0.65	Aaa/AAA	5/15/23			1ML+35		$100.00000
A-3	202.00	1.44	Aaa/AAA	4/15/24	EDSF	+45	0.67%	0.679%	$ 99.98849
B	159.30	1.96	Aa1/AA	11/15/24	EDSF	+75	0.96%	0.969%	$ 99.98632
C	230.50	2.59	Aa2/A	9/15/25	IntS	+125	1.46%	1.470%	$ 99.98600
D	201.20	3.44	Baa2/BBB	9/15/26	IntS	+200	2.22%	2.238%	$ 99.97476

- Deal Summary -

* Transaction Size	: $1.4+bln
* Rating Agencies	: Moody’s / Fitch
* Format	: SEC Registered
* Ticker	: SDART 20-2
* Pricing Speed	: 1.5 ABS to 10% call
* Min denoms	: $1k x $1k
* First Payment Date	: 8/17/2020
* Settlement Date	: 7/22/2020
* Bill & Deliver	: Wells Fargo
* TALF ELIGIBLE	: No
* Pricing	: PRICED

CUSIPs:

A-1 80285RAA6
A-2-A 80285RAB4
A-2-B 80285RAC2
A-3 80285RAD0
B 80285RAE8
C 80285RAF5
D 80285RAG3

- Materials -

* Prelim Prospectus : Attached
* Ratings FWP : Attached
* Intex Dealname : wsdart202002 Password: 96KA

Deal Roadshow Investor Login Details

URL: https://dealroadshow.com

Entry Code (Case Sensitive): SDART202002

Direct Link: https://dealroadshow.com/e/SDART20202

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.